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                                                                    EXHIBIT 99.1

                    Union Planters Corporation Press Release
            dated October 19, 2000 announcing operating results for
               the three and nine months ended September 30, 2000


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OCTOBER 19, 2000

              UNION PLANTERS ANNOUNCES THIRD QUARTER CASH OPERATING EARNINGS OF $116.5 MILLION, OR $.86 PER DILUTED SHARE

         Memphis, TN -- Union Planters Corporation (NYSE: UPC) today announced earnings for the third quarter and nine months ended September 30, 2000.

         Cash operating earnings, which exclude the amortization of intangibles and nonoperating items, were $116.5 million, or $.86 per diluted share, essentially unchanged on a per share basis from cash operating earnings a year earlier. These earnings provided a return on average assets of 1.35% and a return on average common equity of 16.83%.

         For the first nine months of 2000, Union Planters' cash operating earnings were $344.9 million, or $2.52 per diluted share, up 8% from the $2.33 reported for the same period last year. These earnings provided a return on average assets and average common equity of 1.36% and 16.47%, respectively.

         Net earnings for the third quarter of 2000 were $101.6 million, or $.75 per diluted share, compared to $.76 earned for the same period in 1999. This represented a return on average assets of 1.18% and a return on average common equity of 14.67%. Net earnings for the nine months ended September 30, 2000 were $305.8 million, or $2.24 per diluted share, an increase of 4% from the $2.16 reported for the same period in 2000.

         "We had a number of very positive factors this quarter, especially in the growth of our residential real estate loans" said Jackson W. Moore, Chairman and Chief Executive Officer. "Our net interest margin, which represents approximately 70% of our total revenues, continues to be squeezed by the high cost of funding, however we continued to grow our


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operating earnings by focusing on the fundamentals. In addition to good loan growth, we had strong growth in noninterest income, we have maintained sound credit quality, and our operating expenses continue to decline. We are convinced that we will be positioned to benefit favorably once our economy returns to a more normal interest rate environment."

NET INTEREST INCOME

         Fully taxable-equivalent net interest income declined $25.1 million to $312.7 million for the third quarter of 2000. The Company experienced strong average loan growth (12% excluding FHA/VA) from the third quarter of 1999; however, the impact of higher funding costs continued to compress the net interest margin. The net interest margin was 3.98% for the third quarter of 2000 compared to 4.49% for the same period last year and 4.19% for the second quarter of 2000. Net interest income was $320.4 million for the second quarter of 2000.

         Average loans (excluding FHA/VA) were $23.4 billion for the quarter, primarily reflecting a 14% increase in residential real estate loans. This growth is net of a decrease of approximately $294 million related to the securitization and sale of residential real estate loans and the sale of asset-based loans of a subsidiary during the quarter. Average deposits were $23.4 billion for the quarter, down from $25.1 billion for the same period last year and up from $23.2 billion for the second quarter of 2000. The decline in deposits from last year is due to the repricing of higher cost deposits acquired in various acquisitions. This decline has leveled off and the Company has experienced a slight growth in average deposits during the third quarter.

NONINTEREST INCOME

         Noninterest income increased to $147.3 million for the third quarter of 2000 reflecting a $24.3 million, or 20%, increase from the same period last year. Noninterest income increased $17.6 million, or


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14%, net of nonoperating gains of $5.5 million ($3.3 million after tax) related to the sale and securitization of loans in the third quarter of 2000 and net of investment securities losses of $1.2 million ($.7 million after tax) for the third quarter of 1999.

         The increase in operating noninterest income is attributable primarily to a $6.0 million increase in net revenues from Strategic Outsourcing, Inc.
(SOI), a subsidiary that provides professional employment organizational services, and a $4.6 million increase in mortgage banking revenues. Other noninterest income categories increasing for the quarter were service charges on deposit accounts, trust service income, and bankcard income (merchant servicing).

         Operating noninterest income increased $8.2 million compared to the second quarter of 2000. The increase is attributable to a $4.5 million increase in revenues from SOI, a $3.2 million increase in mortgage banking revenues, and a $2.8 million increase in service charges on deposit accounts.

EFFICIENCY

         Noninterest expense was $279.1 million for the third quarter of 2000, an increase of $13.1 million from the same period last year. Net of a nonoperating charge of $11.5 million ($4.8 million after tax) related to the settlement of executive contract obligations, noninterest expense increased $1.9 million, or .7%, from the same period last year. The increase was attributable primarily to the SOI acquisition, which increased third quarter expenses approximately $4.0 million. Partially offsetting the increase was a decrease in salaries and employee benefits expense of $3.5 million, excluding the impact of SOI.

         Compared to the second quarter of 2000, noninterest expense decreased $8.3 million. The decrease was attributable to decreases in


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salaries and employee benefit expenses and advertising and promotion expenses.

         The operating efficiency ratio for the third quarter of 2000 was 55.31%, which compared to 54.25% for the same period last year and compared to 57.27% for the second quarter of 2000.

CREDIT QUALITY

         The provision for losses on loans for the third quarter of 2000 was $19.9 million, or .34% of average loans, compared to $20.4 million and $19.7 million for the third quarter of 1999 and second quarter of 2000, respectively. Net charge-offs as a percentage of average loans were .40% for the third quarter of 2000, a decrease from .45% for the third quarter of 1999 and an increase from
 .35% for the second quarter of 2000.

         Nonperforming assets were $176.5 million, or .76% of loans and foreclosed properties, compared to $182.6 million, or .88% of loans and foreclosed properties, a year earlier and $169.4 million, or .74% of loans and foreclosed properties, at June 30, 2000.

         The allowance for losses on loans totaled $340.5 million at September 30, 2000, equal to 1.47% of loans and 252% of nonperforming loans.

CAPITAL STRENGTH

         Total shareholders' equity was $2.8 billion at September 2000. This represented 8.17% of period-end assets of $34.3 billion. The leverage ratio was 6.36%.

SHARE PURCHASE PLAN

         In February the Company completed the purchase of 7.1 million shares under a share purchase plan approved by the Board of Directors in August 1999. On February 17, 2000, the Board of Directors authorized the purchase of an additional 7.1 million shares. To date, 1,610,000 shares have been purchased.


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THE COMPANY

         Union Planters Corporation, headquartered in Memphis, Tennessee, is a multi-state bank holding company with 1,056 ATMs and 863 banking offices in Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee, and Texas. At June 30, 2000 Union Planters Corporation was the 27th largest bank holding company in the United States based on total assets. The Corporation's common stock is traded on the New York Stock Exchange under the symbol UPC and is included in the S & P 500 Index.

         This press release contains forward looking statements relating to management's expectations for the year 2000. These statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment. Union Planters' actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting business and prospects is contained in Union Planters' filings with the Securities and Exchange Commission, specifically "Risk Factors" in the 1999 Annual Report on Form 10-K and "Cautionary Statement Regarding Forward-Looking Information" in Union Planters' 1999 Annual Report to Shareholders.

                                      -O0O-

FOR ADDITIONAL INFORMATION, INCLUDING SUPPLEMENTAL FINANCIAL INFORMATION FOR THE THIRD QUARTER OF 2000, VISIT UNION PLANTERS' WEB SITE AT http://www.unionplanters.com OR CONTACT:

BOBBY L. DOXEY
SENIOR EXECUTIVE VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER
(901) 580-4565

                     [TWO PAGE FINANCIAL ATTACHMENT FOLLOWS]


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                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                            SEPTEMBER 30,                   SEPTEMBER 30,
                                                                         2000           1999            2000             1999
                                                                      ----------     ----------     ------------     ------------

INCOME STATEMENT AMOUNTS
   Net interest income
     Actual                                                           $  304,008     $  328,229     $    930,110     $    935,515
     Taxable-equivalent basis                                            312,728        337,832          956,987          964,170
   Provision for losses on loans                                          19,939         20,365           56,941           54,384
   Noninterest income
     Investment securities gains (losses)                                     --         (1,224)              77            1,968
     Other                                                               147,345        124,306          413,337          388,084
   Noninterest expense                                                   279,070        265,999          826,660          799,247
   Earnings before income taxes                                          152,344        164,947          459,923          471,936
   Income taxes                                                           50,763         55,413          154,120          159,288
   NET EARNINGS                                                          101,581        109,534          305,803          312,648

   NET EARNINGS APPLICABLE TO COMMON SHARES                              101,182        109,101          304,590          311,311

   OPERATING EARNINGS (1)                                                103,039        110,441          304,768          301,961

   CASH OPERATING EARNINGS (2)                                           116,476        124,382          344,917          336,459

PER COMMON SHARE DATA
   Net earnings
     - basic                                                          $      .75     $      .77     $       2.25     $       2.19
     - diluted                                                               .75            .76             2.24             2.16
   Operating earnings (1)
     - basic                                                                 .76            .77             2.24             2.11
     - diluted                                                               .76            .76             2.23             2.09
   Cash operating earnings (2)
     - basic                                                                 .86            .87             2.54             2.35
     - diluted                                                               .86            .86             2.52             2.33

   Cash dividends                                                            .50            .50             1.50             1.50
   Book value                                                                                              20.61            20.67

BALANCES AT END OF PERIOD
   Loans, excluding FHA/VA government-insured/guaranteed loans                                      $ 23,143,009     $ 20,827,516
   Allowance for losses on loans                                                                         340,453          358,721
   Nonperforming assets
     Nonaccrual loans                                                                                    133,434          147,273
     Restructured loans                                                                                    1,524            2,147
     Foreclosed properties                                                                                41,574           33,185
   Loans 90 days past due                                                                                 91,511           80,205
   FHA/VA government-insured/guaranteed loans                                                            306,421          538,398
     Nonaccrual                                                                                            4,212            7,750
     90 days past due                                                                                    145,365          261,681
   Available for sale investment securities
     Amortized cost                                                                                    7,062,938        7,966,492
     Fair value                                                                                        6,920,432        7,845,191
     Unrealized loss, net of taxes                                                                       (90,321)         (76,789)
   Total assets                                                                                       34,262,589       33,154,492
   Total deposits                                                                                     23,083,674       24,391,453
   Total shareholders' equity                                                                          2,797,546        2,951,929
   Total common equity                                                                                 2,777,604        2,930,211
   Tier 1 capital                                                                                      2,120,373        2,260,447


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                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,                       SEPTEMBER 30,
                                                                2000             1999              2000               1999
                                                            ------------     ------------     --------------     --------------

AVERAGE BALANCES
   Loans, excluding FHA/VA government-
      insured/guaranteed loans                              $ 23,422,144     $ 20,899,579     $   22,519,613     $   20,328,484
   FHA/VA government-insured/
      guaranteed loans                                           377,118          568,222            446,375            621,243
   Investment securities                                       7,091,965        7,988,093          7,375,443          8,262,668
   Earning assets                                             31,232,634       29,867,142         30,682,039         29,615,730
   Total assets                                               34,205,963       33,118,981         33,775,630         32,822,086
   Total deposits                                             23,367,132       25,069,745         23,287,088         25,354,556
   Interest-bearing liabilities                               26,750,564       25,144,226         26,299,399         24,799,657
   Demand deposits                                             3,996,811        4,262,360          4,027,572          4,347,165
   Shareholders' equity                                        2,763,610        3,020,983          2,807,628          2,992,902
   Common equity                                               2,743,638        2,999,038          2,787,251          2,970,293

OTHER SUPPLEMENTAL INFORMATION
   Net earnings
       Return on average assets                                     1.18%            1.31%              1.21%              1.27%
       Return on average common equity                             14.67            14.43              14.60              14.01
   Cash operating earnings (2)
       Return on average assets                                     1.35             1.49               1.36               1.37
       Return on average common equity                             16.83            16.40              16.47              15.08
       Return on average tangible assets                            1.39             1.53               1.40               1.40
       Return on average tangible common equity                    26.15            23.89              25.25              19.89
   Allowance for losses on loans to loans (3)                                                           1.47               1.72
   Nonperforming loans to loans (3)                                                                      .58                .72
   Nonperforming assets to loans and
       foreclosed properties (3)                                                                         .76                .88
   Net charge-offs of loans                                 $     23,469     $     23,845     $       56,913     $       60,214
   Net charge-offs as a percentage of
      average loans (3)                                              .40%             .45%               .34%               .40%
   Common shares outstanding (end of
      period, in thousands)                                                                          134,757            141,782
   Weighted average shares outstanding
      (in thousands)
         Basic                                                   134,678          142,557            135,337            142,464
         Diluted                                                 136,130          144,570            136,821            144,680
   Yield on earning assets (taxable-equivalent
      basis)                                                        8.38%            7.94%              8.29%              7.84%
   Rate on interest-bearing liabilities                             5.13             4.10               4.81               4.17
   Interest rate spread (taxable-equivalent
       basis)                                                       3.25             3.84               3.48               3.67
   Net interest income as a percentage of
      average earning assets (taxable-equivalent
      basis)                                                        3.98             4.49               4.17               4.35
   Shareholders' equity to total assets                                                                 8.17               8.90
   Leverage ratio                                                                                       6.36               7.03

(1) Earnings before nonoperating items, net of taxes
(2) Earnings before goodwill and other intangibles amortization, and nonoperating items, net of taxes
(3) Excludes FHA/VA government-insured/guaranteed loans